Exhibit (g)(6)

LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Custodian Agreement

Pursuant to Section 14 of the Custodian Agreement between Russell Investment Funds (“RIF”) and State Street Bank and Trust Company, dated August 5, 1996, RIF advises you that it is creating five new fund to be named the Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund and Equity Growth Strategy Fund (the “New Funds”). RIF desires for State Street Bank and Trust Company to serve as Custodian with respect to the New Funds pursuant to the terms and conditions of the Custodian Agreement. The fees to be charged by the Custodian to the New Funds in return for its services are set forth in the current fee schedule to the Custodian Agreement.

Please indicate your acceptance to act as Custodian to each New Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT FUNDS

By:
Mark E. Swanson
Treasurer

Accepted this ____ day of _______________, 2007

STATE STREET BANK AND TRUST COMPANY

By:
Its: